	Preliminary Structural and Collateral Term Sheet $767,000,000 (approximate) of Senior Certificates J.P. Morgan Mortgage Trust 2006-S1 Mortgage Pass-Through Certificates, Series 2006-S1		03/07/2006
Features of the Transaction		Preliminary Mortgage Pool(s) Data - 30 Year Conforming
Pool 1 Pool 1 Pool 1 Pool 1
- Offering consists of approximately 767mm of Senior Certificates			Aggregate SubGroup1 SubGroup2 SubGroup3
expected to be rated AAA by at least 2 of the Rating Agencies;		Collateral Type	30Yr 5.5% Pass-Thru 6.0% Pass-Thru 6.5% Pass-Thru
S&P, Moody's, Fitch, DBRS		Outstanding Principal Balance	332,102,614 133,718,626 154,971,844 43,412,145
- The Amount of Senior Certificates is approximate and may vary.		Number of Mortgage Loans	1452
- Multiple groups of Mortgage Loans will collateralize the transaction.		Average Original Balance	230,096 239,162 232,662 212,494
- Pool 1 & 2 will collateralize the deal with one set of Subordinate		Weighted Average Gross Coupon	6.124% 5.884% 6.180% 6.662%
Certificates		Weighted Average Maturity	354 353 354 355
		Weighted Average Seasoning	6 6 5 5
		Weighted Average Loan-to-Value	73% 71% 74% 77%
		Weighted Average FICO Score	732 736 731 727
		Geographic Distribution	CA(15%),VA(10%) CA(20%),VA(12%) CA(14%),NJ(12%) NJ(10%),FL(8%)
		Owner Occupied	92% 93% 93% 83%
		Purpose-Cash Out	29% 30% 29% 26%
		Interest Only	25% 21% 28% 28%
		Primary Servicer	Chase Mortgage(89%)
		Other Servicers	National City(6%),US Central(3%),Cendant Mortgage(2%)
Key Terms		Preliminary Mortgage Pool(s) Data - 30 Year Jumbo
Issuer : J.P. Morgan Mortgage Trust			Pool 2 Pool 2 Pool 2 Pool 2
Underwriter : J.P.Morgan Securities, Inc.			Aggregate SubGroup1 SubGroup2 SubGroup3
Depositor : J.P. Morgan Acceptance Corp. I		Collateral Type	30Yr 5.5% Pass-Thru 6.0% Pass-Thru 6.5% Pass-Thru
Master Servicer: Wells Fargo		Outstanding Principal Balance	467,505,025 92,165,032 234,277,560 141,006,412
Trustee: Wachovia Bank		Number of Mortgage Loans	759
Type of Issuance: Public		Average Original Balance	617,559 613,186 619,684 620,561
Servicer Advancing: Yes, Subject to Recoverability.		Weighted Average Gross Coupon	6.312% 5.895% 6.283% 6.635%
Compensating Interest: Paid, But Capped.		Weighted Average Maturity	356 354 357 357
Clean-Up Call / Optional Termination: 5% clean-up call		Weighted Average Seasoning	3 4 3 2
Legal Investment: The Senior Certificates are		Weighted Average Loan-to-Value	69% 68% 69% 71%
SMEEA Eligible at Settlement.		Weighted Average FICO Score	736 747 739 725
ERISA Eligible: The Senior Certificates are		Geographic Distribution	CA(29%),VA(10%) CA(27%),NY(13%) CA(28%),VA(11%) CA(33%),NY(9%)
ERISA eligible subject to limitations set		Owner Occupied	93% 94% 92% 95%
forth in the final prospectus supplement.		Purpose-Cash Out	30% 22% 28% 39%
Tax Treatment: REMIC		Interest Only	25% 20% 23% 31%
Structure: Senior/Subordinate w/ Shifting Interest		Primary Servicer	Chase Mortgage(40%)
and Subordinate Certificate Prepayment Lockout		Other Servicers	National City(35%),Cendant Mortgage(23%),US Central(2%)
Expected AAA Subordination: 4.00% +/- .50%
Rating Agencies: 2 of S&P, Moody's, Fitch, DBRS
Registration: Senior Certificates - DTC

Time Table (approximate)		JPMSI Whole Loan Trading Desk
Expected Settlement	3/31/06	John Horner
Cut-Off Date	3/1/06	Dan Lonski
First Distribution Date	4/25/06	Eric Norquist	212-834-2499
Distribution Date	25th or Next Business Day	Ruslan Margolin
Marc Simpson

JP Morgan Securities Inc.			Deal Summary Report						jpmmt06s1_g1_c2
			Assumptions						Collateral
Settlement	30-Mar-2006	Prepay		300 PSA				Balance		WAC	WAM	Age	WAL	Dur
1st Pay Date	25-Apr-2006	Default		0 CDR				$799,477,100.00		6.234	355	4	5.547
		Recovery	0	months
		Severity		0%
Tranche	Balance	Coupon	Principal	Avg	Dur	Yield	Spread	Bench	Price	$@1bp	Accrued	NetNet	Dated	Notes
Name			Window	Life			bp		%		Int(M)	(MM)	Date
1-1	128,352,000.00	5.50000	04/06 - 08/35	5.169					01-Mar-06					FIX
SUBS	31,979,084.00	5.97407	04/06 - 12/35	10.551					01-Mar-06					WAC
1-2	148,704,000.00	6.00000	04/06 - 09/35	5.271					01-Mar-06					FIX
1-3	41,675,616.00	6.50000	04/06 - 10/35	5.294					01-Mar-06					FIX
2-1	88,478,400.00	5.50000	04/06 - 09/35	5.295					01-Mar-06					FIX
2-2	224,928,000.00	6.00000	04/06 - 12/35	5.400					01-Mar-06					FIX
2-3	135,360,000.00	6.50000	04/06 - 12/35	5.513					01-Mar-06					FIX
Yield Curve			Swap Curve
Mat 6MO 2YR 3YR 5YR 10YR 30YR			1YR 2YR 3YR 4YR 5YR 6YR 7YR 8YR 9YR 10YR 15YR
Yld 4.744 4.704 4.679 4.629 4.591 4.565			5.055 5.136 5.117 5.119 5.124 5.132 5.139 5.139 5.142 5.149 5.172

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